UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 1, 2014

GULFPORT ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19514	73-1521290
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14313 North May Avenue Suite 100 Oklahoma City, OK	73134
(Address of principal executive offices)	(Zip code)

(405) 848-8807

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2014, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Gulfport Energy Corporation (the “Company”) recommended the approval of, and the Board approved, the Company’s 2014 Executive Annual Incentive Compensation Plan (the “Annual Incentive Plan”). The Annual Incentive Plan is subject to the approval by the Company’s stockholders at the 2014 Annual Meeting of Stockholders. The Annual Incentive Plan is designed to provide an incentive to executive officers and other selected employees of the Company to contribute to the growth, profitability and increased value of the Company by providing cash incentive compensation that qualifies as “performance based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. The Annual Incentive Plan focuses on achievement of certain annual objectives and goals, as determined by the Compensation Committee at the beginning of each calendar year, and provides that the participants may earn a pre-determined percentage of their respective base salaries for the achievement of such specified goals. Under the Annual Incentive Plan, the payout opportunity is contingent upon meeting the threshold performance levels, and thereafter varies for performance above and below the pre-established target performance levels, subject to a maximum award level. The target award to a participant will represent a percentage of such participant’s base salary, as adjusted based upon meeting or exceeding the performance levels established by the Compensation Committee for that year, and cannot exceed a maximum payment limit specified by the Compensation Committee. The Annual Incentive Plan also provides that the Company’s executive officers and covered employees will forfeit the award if their employment does not continue through the date that the Compensation Committee certifies attainment of the applicable performance targets.

The preceding summary of the Annual Incentive Plan is qualified in its entirety by reference to the full text of such plan, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

On April 1, 2014, the Compensation Committee established the performance criteria and targets for 2014 under the Annual Incentive Plan and specified the weighting attributable to such performance metrics, subject to the approval of the Annual Incentive Plan by the Company’s stockholders at the 2014 Annual Meeting of Stockholders. For 2014, the performance levels require achieving certain financial and operational metrics, including growth in EBITDA, estimated proved reserves and oil and natural gas production, as compared to the prior year period. Also on April 1, 2014, the Compensation Committee granted an award to Michael G. Moore, the Company’s Interim Chief Executive Officer and Chief Financial Officer, under the Annual Incentive Plan, which award will represent 50%, 100% or a maximum of 200% of his base salary, depending on reaching the threshold, target or above-target performance levels.

As previously reported, on February 24, 2014, the Compensation Committee awarded 24,868 shares of restricted stock to Mr. Moore under the 2013 Restated Stock Incentive Plan as a retention award in connection with his assumption of duties as the Company’s Interim Chief Executive Officer, subject to Mr. Moore’s continuous service with the Company and previously specified vesting and acceleration provisions. At that time, the Compensation Committee discussed but did not finalize a cash element of the proposed retention bonus award. On April 1, 2014, the Compensation Committee determined to provide Mr. Moore, as an additional incentive, a cash retention bonus equal to $400,000. The cash bonus amount will vest and become payable in two equal annual installments, beginning on February 24, 2015, subject to Mr. Moore’s continuous service with the Company, unless earlier vesting occurs upon his involuntary termination without cause, termination for good reason, death, disability or termination for any reason except cause or voluntary termination without good reason within 24 months after a change in control.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Number	Exhibit

10.1+	Gulfport Energy Corporation 2014 Executive Annual Incentive Compensation Plan.

+	Management contract, compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GULFPORT ENERGY CORPORATION

Date: April 7, 2014	By:	/s/ MICHAEL G. MOORE
Michael G. Moore
Interim Chief Executive Officer, President and Chief Financial Officer

Exhibit Index

Number	Exhibit

10.1+	Gulfport Energy Corporation 2014 Executive Annual Incentive Compensation Plan.

+	Management contract, compensatory plan or arrangement.